SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 8, 2002

CLEVELAND-CLIFFS INC

(Exact name of registrant as specified in its charter)

OHIO	1-8944	34-1464672

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Superior Avenue, Cleveland, Ohio	44114

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (216-694-5700)

(Former name or former address, if changed since last report)

ITEM 9. Regulation FD Disclosure.

     Cleveland-Cliffs Inc published a News Release on January 8, 2002 as follows:

Cleveland-Cliffs Taking Actions to Address
Current Economic Environment

     CLEVELAND, OH – January 8, 2002 – Cleveland-Cliffs Inc (NYSE:CLF) today announced several actions to conserve cash and improve financial results during a period of significant change and uncertainty in the North American steel industry.

•	Cliffs’ 82 percent owned hot briquetted iron plant in Trinidad and Tobago will remain idle until market fundamentals permit a resumption of operations. Holding costs are being reduced to the absolute minimum while protecting the asset. Full year idle costs, before depreciation, are not expected to exceed $6 million.

•	The quarterly dividend on common shares, which was 10 cents per share, has been suspended. This action will save over $4 million annually.

•	All operating and administrative costs are being challenged and reduced wherever possible.

     Given the severe economic environment confronting Cliffs’ steel company customers and partners, the Company expects its business fundamentals will continue to be difficult. While there is substantial uncertainty regarding Cliffs’ pellet sales volume and the pellet requirements of partner companies, current operating plans for 2002 are as follows:

•	Tilden Mine – operate near the mine’s 7.8 million ton capacity

•	Hibbing Mine – produce approximately 6.8 million tons

•	Wabush Mine – produce about 4.5 million tons

•	Northshore Mine – produce about 3 million tons

•	Empire Mine – currently idle pending a production decision by the two remaining owners, Ispat Inland and Cliffs

     John S. Brinzo, Cliffs’ Chairman and Chief Executive Officer, said, “As one of the first steps in the Company’s plan to consolidate North American iron ore interests, we plan to increase our ownership of the Tilden Mine to 85 percent when Algoma Steel completes its restructuring later this month. With this transaction, we would expect pellet sales to be between 11.5 and 12.0 million tons, including the sale of about 3 million tons to Algoma. This sales forecast would represent about 70 percent of our production capacity. Pellet sales in 2001 were 8.4 million tons.”

     Brinzo said, “Cliffs is taking decisive actions to reduce its cost structure, strengthen its competitiveness and ensure that the Company remains well positioned during this period. Every segment of our organization has been challenged to ensure that it is as cost efficient as possible. Cost reduction initiatives include a corporate-wide

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program termed ForCE 21 (For Competitive Excellence in the 21st Century). This program, which is designed to produce organizational and operational excellence through employee involvement and cultural change, is accelerating change throughout the Company, with a focus on improvements in cost, safety and quality. The program has achieved impressive results in a number of operational areas, and we are optimistic about its potential as the program expands.”

     Separately, Cliffs’ Board of Directors today approved the Company’s participation and investment of $4.5 million ($500,000 in cash, with the balance in materials, other property and manpower) through Phase II of the Mesabi Nuggets Project. Other participants in this project are Kobe Steel, Ltd., Steel Dynamics, Inc., the Iron Range Resources and Rehabilitation Agency and the State of Minnesota. During Phase II, a pilot demonstration plant will be constructed at the Northshore Mine to test and develop Kobe Steel’s ITmk3 ironmaking technology for converting iron ore into nearly pure iron in nugget form. Iron nuggets would be used as an alternative or supplement to pig iron in the steelmaking process. Construction of the pilot plant is expected to begin in May and to be operational early in 2003.

     Cliffs enters 2002 with substantial liquidity. At December 31, 2001, the Company had about $180 million of cash, resulting from the take down of available credit, $50 million of cash realized from the purchase of LTV Steel Mining Company assets, and effective working capital management. “We continue to be proactive in pursuing business opportunities that have been created by the adversities in our business, and these efforts will be a high priority in 2002. We intend to be relentless in pursuing the goals and objectives that will allow Cliffs to successfully meet its challenges and take advantage of the opportunities that are ahead in 2002 and beyond,” Brinzo said.

     Cliffs expects to release its fourth quarter 2001 results on January 30 and conduct a conference call on January 31. The call will be broadcast live on Cliffs’ website.

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     Cleveland-Cliffs is the largest supplier of iron ore products to the North American steel industry and is developing a significant ferrous metallics business. Subsidiaries of the Company manage and hold equity interests in five iron ore mines in Michigan, Minnesota, and Eastern Canada. Cliffs has a major iron ore reserve position in the United States and is a substantial iron ore merchant. References in this news release to “Cliffs” and “Company” include subsidiaries and affiliates as appropriate in the context.

     This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking

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statements are based on reasonable assumptions, such statements are subject to risks and uncertainties.

     Actual results may differ materially from such statements for a variety of factors; such as: demand for iron ore pellets by North American integrated steel producers due to changes in steel utilization rates, changes in electric furnace production or imports of semi-finished steel; changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U. S. Bankruptcy Code; changes in the market price of HBI and expected idle costs at Cliffs and Associates Limited; inability to successfully complete Phase II and subsequent phases of the Mesabi Nugget Project or failure of the Kobe Steel technology; and adverse developments in domestic or international economic and political conditions.

     Reference is made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in the Company’s Annual Report for 2000 and Reports on Form 10-K and 10-Q and previous news releases filed with the Securities and Exchange Commission, which are available publicly on Cliffs’ web site. The information contained in this document speaks as of the date of this news release and may be superceded by subsequent events.

CLEVELAND-CLIFFS INC

By:	/s/ C. B.Bezik

Name: C. B. Bezik
Title: Senior Vice President –Finance

Dated: January 9, 2002

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